Exhibit 21

Subsidiaries of Kingsway Financial Services Inc.

Subsidiaries	Jurisdiction of Incorporation/Organization
Kingsway America II Inc.	Delaware
1347 Advisors LLC	Delaware
1347 Capital LLC	Delaware
Itasca Investors LLC	Delaware
Itasca Capital Corp.	Delaware
IWS Acquisition Corporation	Florida
Trinity Warranty Solutions LLC	Delaware
American Country Underwriting Agency Inc.	Illinois
Argo Management Group, LLC	Delaware
ARM Holdings, Inc.	Illinois
Mattoni Insurance Brokerage, Inc.	Washington
Appco Finance Corporation	Pennsylvania
Insurance Management Services Inc.	Florida
KAI Advantage Auto, Inc.	Illinois
KFS Capital LLC	Delaware
Kingsway America Inc.	Delaware
Kingsway LGIC Holdings, LLC	Delaware
Mendota Insurance Company	Minnesota
CMC Acquisition LLC	Delaware
CMC Industries Inc.	Texas
Texas Rail Terminal LLC	Delaware
TRT Leaseco, LLC	Delaware
Congress General Agency, Inc.	Texas
Kingsway Amigo Insurance Company	Florida
Mendakota Casualty Company	Illinois
Mendakota Insurance Company	Minnesota
Mendota Insurance Agency, Inc.	Texas
MIC Insurance Agency Inc.	Texas
Kingsway America Agency Inc.	Illinois
Kingsway General Insurance Company	Ontario
Kingsway Reinsurance Corporation	Barbados
Kingsway ROC GP	Delaware
Kingsway ROC LLC	Delaware
Lens MSP LLC	Delaware

Exhibit 21